EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 28, 2025 (the “Effective Date”) by and between PROS, Inc., a Delaware corporation (the “Company”), PROS Holdings, Inc., a Delaware corporation (“PROS Holdings”), and Jeffrey B. Cotten (“Executive”). The Company and the Executive are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”
RECITALS

WHEREAS, the Company desires to employ the Executive, and Executive desires to become employed by the Company, according to the terms and conditions of this Agreement.

WHEREAS, the Parties are entering into this Agreement to set forth the terms and conditions of Executive’s employment with the Company and certain restrictive covenants.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.    Employment and Position. During the Term (as defined below), Executive shall be employed by the Company as President and Chief Executive Officer, and Executive will serve in such capacity, subject to the terms and conditions of this Agreement. Executive shall report directly to the Board of Directors of PROS Holdings (the “Board”). The Board, in its sole discretion, may delegate its authority under this Agreement to the Compensation and Leadership Development Committee of the Board (the “CLD Committee”).

2.    Duties.

(a)    Duties; Definition of Affiliate. During the Term (as defined below), Executive shall have such duties, responsibilities, and authorities for the Company as are customary of a president and chief executive officer of a company similar in size and revenue in the Company’s business and such additional or different duties, responsibilities, and authorities as may be reasonably assigned by the Board in its sole discretion commensurate with such position, including without limitation duties, responsibilities, and authorities with respect to the Company and its Affiliates. For purpose of this Agreement, “Affiliate” means, with respect to the entity or person at issue, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity or person. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b)    Requirements and Permitted Outside Activities. During the Term (as defined below), Executive shall devote his full working time as well as his best efforts, abilities, knowledge, and experience to the business and affairs of the Company and its Affiliates as necessary to faithfully perform his duties, responsibilities, and authorities under this Agreement. As long as such services and investments do not prevent Executive from faithfully fulfilling his duties, responsibilities, and authorities under this Agreement or directly or indirectly compete with the Company or its Affiliates, in each case as determined by the Company’s Board in its sole discretion, Executive may, without violating this Agreement, during the Term (i) serve as an officer or director of any civic or charitable organization, (ii) passively own securities in publicly traded companies if the aggregate amount owned by him and all family members and Affiliates does not exceed 2% of any such company’s outstanding securities, (iii) invest his personal assets in such form or manner as will not require any services by Executive in the operation of the entities in which such investments are made and (iv) serve as a member of the board of directors of Alvaria, Inc., its Affiliates and its successor entities.

(c)    Compliance with Company Policies. During the Term (as defined below), Executive shall fully comply with all applicable Company rules and policies as a condition of employment.

(d)    Duty of Loyalty. During the Term (as defined below), Executive shall owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and each of its Affiliates to which he provides services, and to not act in a manner that would materially injure their business, interests, or reputations. In keeping with these duties, Executive shall make full disclosure to the Chair of the Board of all Business Opportunities and not appropriate for his own benefit any such Business Opportunities. For purposes of this Agreement, “Business Opportunities” means all material business ideas, prospects, proposals, and other opportunities pertaining to the Business of the Company and its Affiliates that come to the Executive’s attention during the Term that he determines, while acting in reasonably in good faith and as a fiduciary to the Company, should be further considered by the Board.

(e)    Primary Work Location. Although the Executive shall be expected to travel from time to time as necessary to perform his duties, responsibilities, and authorities under this Agreement, his primary work location during the Term (as defined below) shall be at the Company’s headquarters in Houston, Texas.

3.    Term of Agreement and Employment.

(a)    Initial Term. This Agreement shall be in full force and effect for an “Initial Term” of three years commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with Section 5.

(b)    Renewal Term. Notwithstanding Section 3(a), the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date (each, a “Renewal Term”) and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until the Agreement is terminated earlier in accordance with Section 5.

(c)    Term. For all purposes in this Agreement, the Initial Term and any Renewal Terms are referred to collectively as the “Term” of this Agreement.

4.    Compensation. In consideration of the performance of Executive’s duties, responsibilities, and authorities under this Agreement, the Company shall provide Executive with the following compensation and employment benefits during the Term:

(a)    Base Salary. The Company shall provide Executive with an annualized base salary of $555,000.00., less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures, and prorated for any partial period of employment (the “Salary”). The Board may increase the Salary in its sole discretion during the Term but shall not decrease the Salary.

(b)    Bonus. Beginning with the fiscal year of the Company at the start of the Term (which will be prorated as detailed below) and continuing for each subsequent fiscal year thereafter during the Term, Executive shall be entitled to participate in the Company’s employee bonus plans as authorized by the Board from time to time with a target Bonus equal to 100% of Base Salary (any bonus amounts payable pursuant to such plans being a “Bonus”). Executive’s bonus opportunity for fiscal year 2025 shall be prorated such that employee is eligible to receive 58% of any achieved bonus assuming Executive begins his employment under this Agreement on or before June 2, 2025. Any Bonus shall be less statutory and other authorized deductions and withholdings and payable in accordance with the terms of the bonus plan. Notwithstanding any other provision in this Agreement, the amount of any Bonus shall be determined by the Board in its sole discretion based on its assessment of Executive’s performance against applicable Bonus-related performance objectives established by the Board and the Board shall have the sole discretion to determine whether threshold, target, or maximum performance levels have been achieved. Except as provided below in this Agreement, the Executive shall not be eligible to receive any Bonus unless he remains employed by the Company through the date on which any such Bonus is paid to be eligible to receive such Bonus. The Company shall pay all Bonuses and other discretionary compensation payable to the Executive in a lump sum no later than 2½ months following the end of the taxable year upon which the applicable Bonus or other compensation was based. Pursuant to the Company’s Corporate Governance Guidelines, the Board shall have exclusive authority in its sole discretion to determine whether to recoup, under applicable law, any Bonus awarded to the Executive, including if Executive’s fraud or other misconduct significantly contributed to a restatement of financial results that led to the awarding of Executive’s Bonus(es).

(c)    Equity Incentive Plan Awards. Subject to the vesting, forfeiture, termination, repurchase, and other terms, conditions, and restrictions in the PROS 2017 Amended and Restated Equity Incentive Plan (as it may be further amended and restated, or any successor plan thereto, the “Plan”) and any related award agreements between the Parties which are required by PROS Holdings (the “Award Agreements”, if any), the Executive shall be eligible to participate in the long-term equity incentive program in the Plan to the same extent as other executive officers of the Company, with the amount and elements of such awards (the “Equity Awards”) to be determined by the Board in its sole discretion.

(d)    Benefits. Executive shall be eligible, on the same basis as similarly situated executive employees of the Company, to participate in and to receive the benefits of the Company’s employee benefit plans and vacation, holiday and business expense reimbursement policies, each as in effect from time to time. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. Such benefits shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement. Unless otherwise specifically permitted under the Company’s trusted time off policy applicable to similarly situated employees, any accrued and unused vacation shall not be carried over from year to year and shall not be payable upon termination of employment, regardless of the reason for such termination.

(e)    Fringe Benefits. During the Term, the Company will provide the Executive with such other fringe benefits as may be determined by the Board in its sole discretion.

(f)    Reimbursement of Business Expenses. Executive shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing his duties, responsibilities, and authorities under this Agreement and promoting the Company’s business and activities during the Term. The Company shall reimburse Executive for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses that are properly submitted to the Company for reimbursement no later than 60 days after the applicable expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than the earlier of (i) ninety (90) calendar days from the date of submission to the Company, and (ii) 2½ months following the end of the taxable year in which the applicable expense was incurred.

(g)    Payroll Deductions. With respect to any compensation or benefits required to be paid under this Agreement, the Company shall withhold any amounts authorized by Executive and all amounts required to be withheld by applicable federal, state, or local law.

5.    Termination of Agreement. Company and Executive may terminate Executive’s employment pursuant to the provisions set forth below, and any termination of this Agreement shall also constitute a termination of Executive’s employment with the Company. Upon the termination (voluntarily or otherwise) of Executive’s employment with the Company, neither Party shall have any continuing obligations or liabilities with respect to compensation, benefits, or severance except as set forth in this Section 5.

(a)    Voluntary Termination; Termination for Cause; Accrued Obligations. If this Agreement is terminated due to Executive’s death or Disability, due to Executive’s voluntarily termination other than for Good Reason (a “Voluntary Termination”), or by the Company for Cause (as defined below), the Company shall have no further obligation to Executive under this Agreement, except for (i) payment to Executive of all earned but unpaid Salary through the date upon which this Agreement terminates (the “Termination Date”), prorated as provided above, (ii) provision to Executive, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which Executive has a vested entitlement as of the Termination Date, (iii) payment to Executive of any accrued unused vacation owed to Executive as of the Termination Date if such payment is required under the Company’s vacation policy or applicable law, and (iv) payment to Executive of any approved but un-reimbursed business expenses incurred through the Termination Date in accordance with applicable Company policy and this Agreement. The payments and benefits just described in (i)-(iv) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and/or applicable law.

(b)    Termination Without Cause or for Good Reason; Separation Benefits. If this Agreement is terminated by the Company without Cause or by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement, except Executive shall receive the Accrued Obligations plus the following separation benefits (the “Separation Benefits”):

(i)    severance equivalent to one-hundred percent (100%) of the Executive’s then current annual Salary, less applicable withholding and deductions, paid in equal installments over a twelve (12) month period on the Company’s regular paydays, with the first such installment payment made on the first payday following the 60th day after Executive’s Termination Date; provided, however, that no such severance shall be paid to Executive unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below);

(ii)    to the extent Executive participates in any medical, prescription drug, dental, vision, or any other “group health plan” of the Company immediately prior to Executive’s Termination Date, the Company shall pay to Executive in a lump sum a fully taxable cash payment in an amount equal to twelve (12) times the monthly premium cost to Executive of continued coverage for Executive for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding, payable on the first payday following the 60th day after Executive’s Termination Date; provided, however, that no such payment shall be provided to Executive unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Executive may, but is not obligated to, use such payment toward the cost of continuation coverage premiums;

(iii)    on the date that annual bonuses are paid to other senior executive employees of the Company, but in no event later than 2½ months after the end of the taxable year in which any substantial risk of forfeiture with respect to such bonuses lapses, the Bonus that Executive would have received based on achievement of performance goals under Section 4(b) had this Agreement not terminated for the year containing the Date of Termination multiplied by a fraction, the numerator of which is the number of days during the period beginning the first day of the performance period containing the Date of Termination and ending on the Termination Date, and the denominator of which is the number of days in the applicable performance period; provided, however, that no such payment shall be provided to Executive unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below); and

(iv)    the acceleration of vesting of Equity Awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Executive by PROS Holdings with respect to such shares that would have vested prior to the first anniversary of the Termination Date. For the purposes of determining the number of earned units (if any) following the vesting of performance restricted stock units, the Performance Period (as defined in the performance restricted stock unit award) will be deemed to have ended on the Termination Date.

(c)    Termination without Cause or for Good Reason within the Three Months Before or the Twelve-Month Period Following a Change in Control. If this Agreement is terminated by the Company or its successor without Cause or by Executive for Good Reason, in either case within the three months before (provided, that the Board determines in its sole discretion that such termination (A) was at the request of a third party which has taken steps reasonably calculated or intended to effect the Change in Control or (B) otherwise arose in connection with or in anticipation of the Change in Control), or twelve months following a Change in Control, the Company shall have no further obligation to Executive under this Agreement, except Executive shall receive the Accrued Obligations plus the following Change in Control benefits (the “Change in Control Benefits”) in lieu of the Separation Benefits available under Section 5(b):

(i) severance equivalent to one hundred and fifty percent (150%) of the Executive’s then current annual Salary, less applicable withholding and deductions, paid in a lump sum on the Company’s first regular payday following the 60th day after Executive’s Termination Date; provided, however, that no such severance shall be paid to Executive unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below);

(ii)    to the extent Executive participates in any medical, prescription drug, dental, vision, or any other “group health plan” of the Company immediately prior to Executive’s Termination Date, the Company shall pay to Executive in a lump sum a fully taxable cash payment in an amount equal to eighteen (18) times the monthly premium cost to the Company of continued coverage for Executive for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding, payable on the first payday following the 60th day after Executive’s Termination Date; provided, however, that no such payment shall be provided to Executive unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Executive may, but is not obligated to, use such payment toward the cost of continuation coverage premiums;

(iii)    an amount equivalent to (A) any earned and unpaid Bonus for the fiscal year preceding the Termination Date; plus (B) any earned and unpaid Bonus (including full discretionary components) for the fiscal year during which the Termination Date occurred, prorated for the number of days Executive was employed during such fiscal year; plus (C) one hundred and fifty percent (150%) of the Bonus that Employee would have received under the Applicable Bonus Plan at one hundred percent (100%) of performance targets (including full discretionary components thereof), less applicable withholding and deductions, paid in a lump sum on the Company’s first regular payday following the 60th day after Executive’s Termination Date; provided, however, that no such payment shall be paid to Executive unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below); and

(iv)    effective on the later to occur of the Change in Control and Executive’s Termination Date, the acceleration of vesting of Equity Awards issued to the Executive by PROS Holdings with respect to shares that would have vested following the Termination Date had this Agreement not terminated as follows: (A) in the event of a Change in Control occurring on or before December 31, 2025, 50% of all such Equity Awards; or (B) in the event of a Change in Control occurring after December 31, 2025, all such Equity Awards.

(d)    Termination for Death or Disability. This Agreement will automatically terminate effective upon Executive’s death or Disability. In the event that this Agreement terminates due to the death or Disability of the Executive, the Company shall have no further obligation to Executive under this Agreement, except Executive or Executive’s estate, as applicable, shall receive the Accrued Obligations.

(e)    Impact of Termination of Employment on Equity Awards. Except as expressly set forth in Sections 5(b)(iv) and 5(c)(iv) of this Agreement, the treatment of Executive’s Equity Awards, and any other awards received by Executive during the Term pursuant to the Plan, shall be exclusively governed by the terms and conditions of the Plan and the applicable Award Agreement or Award Agreements as a result of and following the termination of Employee’s employment with the Company, regardless of the reason for such termination.

(f)    Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to any such termination, any termination of this Agreement or Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each of its Affiliates, and an automatic resignation of Executive from the Board and from the board of directors or similar governing body of any Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as a designee or other representative of the Company or such Affiliate.

(g)    Definitions.

(i)    “Applicable Bonus Plan” shall be the Company’s bonus plan then in effect if such plan contemplates the Executive or, if no bonus plan is then in effect that contemplates the Executive, the bonus plan for the immediately preceding bonus period or the Bonus plan approved by the Board or the CLD Committee, as applicable.

(ii)    “Cause” shall mean (a) the unauthorized use or disclosure of the Confidential Information (as defined below) or trade secrets of the Company by the Executive any of which is materially harmful or potentially materially harmful to the Company’s best interest, as determined by the Board, in its reasonable discretion; (b) commission, conviction, of or a plea of “guilty” or “no contest” (or similar plea) to a felony, or any other crime involving dishonesty or moral turpitude under applicable law; (c) any other willful acts or omissions by Executive which the Board determines in its reasonable discretion is contrary to the best interests of the Company and is materially harmful to the Company’s best interests; (d) any repeated insubordination or continued failure or refusal to perform assigned duties (other than by reason of Disability) or comply with any Company policy after receiving written notification from the Company and ten (10) days to cure; (e) any material breach by the Executive of this Agreement or any other agreement between Executive and the Company or any of its Affiliates after receiving written notification from the Company and ten (10) days to cure; (f) any failure to cooperate in good faith with the Company in any governmental investigation or other proceeding, if the Company has requested the Executive’s cooperation, after receiving written notification from the Company and ten (10) days to cure; or (g) any misconduct by Executive in the course and scope of employment under this Agreement, including but not limited to dishonesty, disloyalty, disorderly conduct, harassment of or discrimination or retaliation against other employees or third parties, abuse of alcohol or controlled substances, or other material violations of the Company’s personnel policies, rules, or Code of Conduct, in each case after receiving written notification from the Company and ten (10) days to cure if the underlying misconduct is curable as determined by the Board, in its reasonable discretion. Notwithstanding any other provision of this Agreement, PROS Holdings shall be included within the definition of “Company” for purposes of this Section 5(g).

(iii)    “Change in Control” shall have the same meaning as set forth in the Plan.

(iv)    “Disability” shall have the same meaning as set forth in the Plan. This Agreement shall terminate immediately upon notice by the Company to Executive of his Disability. In any case, if a disability is determined to trigger the payment of any “deferred compensation” as defined in Section 409A (as defined below), disability shall be determined in accordance with Section 409A.

(v)    “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any one or more of the following:

A.    a material diminution in Executive’s duties, responsibilities, or authorities;

B.    a material reduction by the Company of the Executive’s Salary or annual Bonus target other than a reduction which is part of a general reduction affecting all senior executive employees;

C.    a requirement that Executive report to an officer or employee other than the Board (or similar governing body);

D.    the relocation of the principal place of the Executive’s service to a location that is more than fifty (50) miles from the Executive’s primary work location as of the Effective Date (see Section 2(e) herein) that results in a materially increased commute; or

E.    any material breach by the Company of any provision of this Agreement.

In the case of Executive’s allegation of Good Reason, (A) Executive shall provide written notice to Company of the event alleged to constitute Good Reason within 60 days of the occurrence of such event, and (B) Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. In order to resign for Good Reason, Executive must effectuate such resignation within 60 days after notifying Company of the event alleged to constitute Good Reason, provided Company has not cured such condition within 30 days from receipt of the notification; otherwise, Executive shall be deemed to have accepted event, or the Company’s cure of such event, that may have given rise to the existence of Good Reason. Finally, for the avoidance of doubt, the Company’s placement of Executive on any paid leave of absence pending the outcome of any internal or external investigation shall not constitute Good Reason for purposes of this Agreement.

6.    Conditions on Receipt of Separation Benefits and Change in Control Benefits.

(a)    Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to Executive of the Separation Benefits or the Change in Control Benefits is subject to the conditions that (i) Executive fully complies with all applicable restrictive covenants of this Agreement below; and (ii) within 55 days after the Termination Date, Executive executes, delivers to the Company, and does not revoke as permitted by applicable law a General Release Agreement in a form provided by the Company on or near the Termination Date (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he has or may have against the Company, PROS Holdings, and their Affiliates, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until Executive has timely executed the Release and not revoked his acceptance of the Release within seven days after its execution.

(b)    Separation from Service Requirement. Notwithstanding any other provision of this Agreement, Executive shall be not be entitled to the Separation Benefits or the Change in Control Benefits, as applicable, until Executive incurs a “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h).

7.    Confidential Information.

(a)    Definition of Confidential Information; Related Agreements. Executive acknowledges and agrees that the Company considers to be confidential the information and data obtained by him while employed by the Company concerning the actual or anticipated business or affairs of the Company, its subsidiaries or Affiliates (collectively, “Confidential Information”) and that such Confidential Information is the property of the Company and/or the respective subsidiary or Affiliate. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public or persons knowledgeable in the Company’s industry other than as a result of Executive’s acts or omissions which constitute a breach hereof. Executive shall deliver to the Company at the termination (whether voluntary or otherwise) of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business or business anticipated to be conducted by the Company within one year of termination, its subsidiaries or affiliates (including, without limitation, trade secrets, business or marketing plans, reports, projections, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, memoranda, credit cards, telephone charge cards, manuals, building keys and passes, cell phones, computers, names and addresses of the Company’s or its subsidiaries’ or affiliates’ customers and potential customers, customer lists, customer contracts, sales information and any and all other similar information or property) which Executive may then possess or have under Executive’s control. Executive further agrees that in the event Executive discovers any other materials of the Company, its subsidiaries or affiliates in Executive’s possession or control after the Termination Date, Executive will immediately return such property to the Company.

(b)    Protected Activities. Nothing in this Agreement (or any policy, procedure, or agreements of or with the Company or its Affiliates) is intended to, or does, prohibit Executive from (i) contacting, reporting to, communicating with, responding truthfully to an inquiry from, providing truthful information to, filing a charge or complaint with, cooperating with, making truthful statements under oath, or otherwise testifying or participating in any investigation, hearing, or other proceeding being conducted by or before, any federal or state law enforcement, governmental, or regulatory agency or body (such as the U.S. Department of Justice, the Securities and Exchange Commission (“SEC”), the Occupational Safety & Health Administration, the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or another federal or state law enforcement, regulatory, or fair employment practices agency), regarding possible or alleged violations of law or unlawful acts in the workplace, and doing so in each instance without prior notice to or authorization from the Company; (ii) making statements or disclosures regarding any sexual assault or sexual harassment dispute in compliance with the Speak Out Act; (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Executive understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive likewise understands that, in the event he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret(s) of the Company to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies, procedures, or agreements of the Company its Affiliates applicable to Executive (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or its Affiliates or obtain their prior approval before engaging in any such communications.

8.    Inventions and Patents.

a.Prior Inventions Retained and Licensed. Executive has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by prior to his employment with the Company, which belong to the Executive, which relate to the Company’s business, products or research and development, and which are not assigned to the Company pursuant to this Agreement (collectively referred to as “Prior Inventions”); or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, Executive incorporates any Prior Inventions into any Company invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non- exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such product, process or machine.

(b)    Assignment of Inventions. The Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in the whole or in part, by me during the term of Executive’s employment with Company and to the fullest extent allowed by law (collectively referred to herein as “Inventions”). Executive shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to any and all Inventions, except as provided in Section 8(e) below. To the extent allowed by law, this assignment includes all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” or the like. To the extent Executive retains any such moral rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such moral rights by or authorized by Company and agrees not to assert any moral rights with respect thereto. Executive will confirm any such ratifications, consents, and agreements from time to time as requested by Company.

(c)    Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the Term. The records shall be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records shall be available to and remain the sole property of the Company at all times.

(d)    Patent and Copyright Registrations. Executive understands and agrees that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and the Term and which are protectable by copyright are “works made for hire” to the greatest extent permitted by applicable law, including the United States Copyright Act (17 U.S.C. §101 et seq.). Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that Executive’s obligations to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and on Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

(e)    Exception to Assignments. Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any invention developed by Executive entirely on Executive’s own time, without using the Company’s assets, equipment, supplies, facilities, or Confidential Information or trade secrets, provided such invention does not relate at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or results from any work performed by Executive for the Company. Executive shall advise the Company promptly in writing of any inventions that Executive believes meet this criteria and not otherwise disclosed on Exhibit A.

9.    Return of Property. All property, documents, data, and Confidential Information disclosed to, prepared, or received by Executive as part of Executive’s employment with the Company, in whatever form, are and shall remain the property of the Company. Executive shall return upon the Company’s request at any time (and, in any event, before Executive’s employment with the Company ends if feasible) all documents, data, Confidential Information, and other property belonging to the Company in Executive’s possession or control, regardless of how stored or maintained and including all originals, copies and compilations.

10.    Non-Compete and Non-Solicitation Restrictive Covenants.

(a)    In further consideration of the Confidential Information, Equity Awards, and other benefits the Company shall provide to Executive during Executive’s employment, which Confidential Information, Executive promises not to disclose in any improper manner, Executive agrees to the restrictions set forth in this paragraph. Executive acknowledges that Executive’s services shall be of special, unique, and extraordinary value to the Company. Therefore, Executive agrees that, during Executive’s employment and for one (1) year following the termination of Executive’s employment with the Company for any reason (collectively, the “Restricted Period”), Executive shall not, directly or indirectly, own any interest in, manage, control, or in any manner similar to the manner in which Executive provided services to the Company and its Affiliates engage in any business competing with the businesses of the Company conducted during the Term and as of the Termination Date, as applicable (“Competitor”), within any geographical area in which the Company engages in such businesses (“Restricted Territory”). Executive further agrees that during the Restricted Period, Executive shall not perform the same or similar services as he performed for the Company or its Affiliates for a Competitor in the Restricted Territory. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding capital stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)    During the Restricted Period, Executive shall not directly himself or indirectly through another person or entity (i) induce or solicit or attempt to induce or solicit any employee of the Company, its subsidiaries, or Affiliates, or who was such an employee in the 12-month period preceding the inducement or solicitation, to leave the employ thereof, or in any way interfere with the relationship between the Company and any such employee, (ii) hire any person who was an employee or contractor of the Company in the 12-month period preceding the hiring, or (iii) induce or solicit or attempt to induce or solicit any customer, supplier, licensee, licensor, franchisee, contractor or other business relation of the Company (a “Company Material Contact”), to cease its relationship with Company, or in any way interfere with the relationship between any such Company Material Contact and the Company (including, without limitation, making any negative statements or communications about the Company, its subsidiaries, or affiliates). Notwithstanding the preceding sentence, (i) the post- termination obligations in this Section shall apply only to employees and Company Material Contacts with whom Executive had material business contact, or about whom Executive received Confidential Information, in the 12-month period preceding the Termination Date and (ii) provision does not apply to any employee or contractor of the Company who (x) responds to a general advertisement not targeted at any specific employees or contractors of the Company or (y) independently seeks employment with Executive’s subsequent employer through no direct or indirect solicitation, contact or other involvement by Executive.

(c)    If, at the time of enforcement of this Section 10, a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

(d)    Executive acknowledges and agrees that the restrictions contained in this Section 10 are enforceable and reasonable. Accordingly, should Executive assert in any context that the restrictions contained in this Section 7 are unenforceable or unreasonable, Executive agrees that as of the date of such assertion the Company shall have no further obligation to provide him with the Separation Benefits or the Change-in-Control Benefits, as applicable, provided for above.

(e)    Executive’s covenants in Sections 7, 8, 9, and 10 shall survive the termination of this Agreement according to their terms, regardless of the reason for such termination, and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company or its subsidiaries or Affiliates (whether under this Agreement or otherwise), shall not constitute a defense to the enforcement of those covenants.

11.    Injunctive Relief and Additional Remedy.

(a)    Remedies. Executive acknowledges and agrees that any breach or threatened breach by Executive of any of the provisions of Sections 7, 8, 9, or 10 would result in irreparable injury and damage to the Company and/or its subsidiaries in amounts which are difficult to ascertain and for which the Company and/or its subsidiaries and Affiliates would have no adequate remedy at law. The Executive therefore also acknowledges and agrees that in the event of such breach or threatened breach, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). The terms of this Section 11 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach thereof including, without limitation, the recovery of damages from Executive. In addition, in the event of an alleged breach or violation by Executive of any of the provisions of Sections 7, 8, 9, or 10, the Restricted Period shall be tolled with respect to such provision until such breach or violation has been duly cured.

(b)    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that Executive is eligible to receive the Separation Benefits or the Change in Control Benefits, as applicable, but, after such determination, the Company subsequently acquires evidence and determines that (i) Executive has materially breached the terms Sections 7, 8, 9, 10, or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Executive’s employment for Cause, then the Company shall have the right to cease the payment of any future installments of any such payments or benefits, as applicable, and Executive shall promptly return to the Company all installments of such payments and benefits, as applicable, received by Executive prior to the date that the Company determines that the conditions of this Section 11(d) have been satisfied.

(c)    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

12.    Application of Section 409A

(a)    Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) of the Internal Revenue Code of 1986, as amended (the “Code”), and which is payable upon termination of employment, shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such deferred compensation amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. The determination of whether Executive is a “specified employee” shall be made in accordance with the Section 409A Regulations using the default provisions in the Section 409A Regulations unless another permitted method has been prescribed for such purpose by the Company.

(b)    To the extent any payments or benefits provided under the Agreement constitute a “deferral of compensation” within the meaning of the Section 409A of the Code (“Section 409A”) and the Executive’s termination of employment occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Executive’s separation from service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than its latest permitted effective date for purposes of determining the timing of payment of any Separation Benefits or Change-in-Control Benefits under this Agreement.

(c)    The Company intends that any benefits provided to Executive pursuant to this Agreement will be exempt from or compliant with the requirements of Section 409A of the Code, and therefore not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax treatment for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(d)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e)    For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)    Notwithstanding any contrary provision in this Agreement, Executive shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Executive therefore has the right, and is encouraged by this Agreement, to consult with a tax advisor of his choice before signing this Agreement.

13.    Limitation on Parachute Payments. Notwithstanding any contrary provision in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G of the Code), and any of the payments and benefits described herein, together with any other payments which Employee has the right to receive from the Company, would, in the aggregate, constitute a “parachute payment” (as defined in Section 280G of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Board in its sole discretion and such determination shall be conclusive and binding on Employee; provided, however, that any such reduction shall be made in the manner that is most beneficial to Employee. If a reduced payment is made to Employee pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

14.    Jury-Trial Waiver. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE OTHER PARTY OR ITS OR HIS AFFILIATES, INCLUDING ANY ARISING OUT OF OR RELATING TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

15.    Governing Law and Venue. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict-of-laws principles. The Parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in Harris County, Texas. Nothing in this Agreement, however, precludes either Party from seeking to remove a civil action from any state court to federal court.

16.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, Executive shall not have the right to sell, assign, pledge, hypothecate, donate or otherwise transfer any of Executive’s rights, obligations or benefits hereunder.

17.    Third-Party Beneficiary. The Parties expressly acknowledge and agree that PROS Holdings and any subsidiary or controlled Affiliates of the Company shall be deemed to be a third- party beneficiary with respect to the terms and provisions of this Agreement and shall be entitled to enforce the terms and provisions hereof.

18.    Severability. If any one or more of the provisions (or any part thereof) of this Agreement shall be held by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

19.    Representations. Executive represents and warrants that (a) he has not previously assumed any obligations inconsistent with those in this Agreement; (b) his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between him and any former employer or other third party; and (c) during the Term, he shall not use or disclose to anyone within the Company any of its subsidiaries or Affiliates any proprietary information or trade secrets of any former employer or other third party. Executive further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments. Executive further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Executive.

20.    Notices. All notices requests, reports and other communications pursuant hereto shall be in writing, either by letter (delivered by hand or commercial delivery service or sent by certified mail, return receipt requested) or facsimile, and addressed to the Executive at Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Company’s General Counsel, or to such other address as either Party may specify by notice to the other actually received. Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is delivered by hand to such Party at its address specified above, or, if sent by certified mail, return receipt requested, postage prepaid, on the third business day following the date it was deposited in the mail, or in the case of facsimile notice, when transmitted addressed as aforesaid, confirmation received, if the notice is also delivered by hand or mail in the manner described above. Any Party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the Party to which it is addressed.

21.    Counterparts. This Agreement may be executed in any number of counterparts, provided, however, that each of such counterparts when taken together shall constitute one and the same agreement. Further, the Parties consent and agree that this Agreement may be signed and/or transmitted by e-mail of a .PDF document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology) (collectively, “Electronic Signature”). Each Party agrees that Electronic Signatures are valid and effective to bind the Party supplying a signature by that means, and the other Party may rely upon receipt of an Electronic Signature on this Agreement as constituting a duly authorized, irrevocable, actual, current delivery of a signature on this Agreement that, for purposes of validity, enforceability and admissibility, shall be treated as fully as if this Agreement contained the original, ink handwritten signature of the Party supplying an Electronic Signature. Each of the Parties further agrees that it will not raise receipt of an Electronic Signature as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense.

22.    Amendments. This Agreement may be modified or amended only by a supplemental written agreement signed by both the Executive and the Company following approval by the Board or the CLD Committee.

23.    Miscellaneous. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon either Party unless reduced to writing and signed by the Party to be bound. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

24.    Entire Agreement. This Agreement (including the recitals which are hereby incorporated by reference) constitutes the entire agreement between the Parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties related to the subject matter contained herein, provided that this Agreement does not impair or supersede any post-employment obligations Executive may have under other restrictive covenants with the Company or its Affiliates. Executive acknowledges and agrees that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on his own judgment and his legal and tax advisors, if any.

[Signature Page Follows]

EXECUTIVE:

	/s/ Jeffrey B. Cotten	Dated:	April 28, 2025
Jeffrey B. Cotten

COMPANY:

PROS, INC.
a Delaware corporation

By:	/s/ Nikki Brewer	Dated:	April 28, 2025
Name: Nikki Brewer
Title: Chief People Officer

PROS HOLDINGS:

PROS HOLDINGS, INC.
a Delaware corporation

By:	/s/ William Russell
	Name: William Russell	Dated:	April 28, 2025
Title: Non-Executive Chairman of the Board of Directors